Exhibit 99.1

Tianli Agritech, Inc. Acquires 10th Hog Farm

Management Expects Strong Financial Benefits from 20,000 Head Hog Farm

Provides Production Update on Ninth Farm

WUHAN CITY, CHINA--(Marketwire - 12/16/10) - Tianli Agritech, Inc. (NASDAQ:OINK - News) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, today announced that it has entered into an agreement to purchase the assets of Hengdian Farm, a 20,000 head annual production capacity hog farm located in Wuhan City, China owned by Wuhan Taida Breeding Co. Ltd.  The agreement calls for payment of approximately $1.4 to $1.6 million to the seller to be finalized upon the transfer of equipment.  The Company expects to close the transaction by the end of December 2010.

"We are very excited about this acquisition, which will become our tenth farm," began Tianli’s Chairwoman and CEO, Ms. Hanying Li. “We identified this farm as an acquisition candidate in September and upon making a $400,000 deposit, our team began an extensive due diligence process. We have acquired and integrated multiple farms over the past four years, and we are confident in our ability to successfully equip this farm to produce the high quality breeding and market hog stock for which Tianli is well known,” Ms. Li continued, “After we upgrade the farm equipment and complete the cleansing process, we will populate the farm with high-quality breeding stock.  We expect these breeders will arrive in February, enabling the initial production to be brought to market in the fourth quarter of 2011.  While this farm will have a minimal impact on the Company’s 2011 financials, once it reaches full operating capacity in 2012, it will generate annual revenue of approximately $4.5 million at current market prices, with a targeted operating margin of approximately $1.8 million.”

Hengdian Farm is located in Wuhan City.  The facilities are in good condition as the farm was constructed in 2008 and only operated for a few months after completion. The Company will acquire the rights to 462 acres of land, 30 buildings and a variety of associated equipment. Tianli plans to invest approximately $500,000 to upgrade the farm’s facilities and transfer its breeding stock to the Hengdian Farm.

Ms. Li concluded “We expect our ninth farm, which we completed the construction in summer of 2010, is currently selling breeder hogs and will reach its full annual hog production capacity of 20,000 by next summer. Including the 20,000 production capacity we expect from the Hengdian Farm, our total annual hog production capacity would increase by approximately 36% to 150,000 hogs.  We continue to actively pursue additional asset purchases like Hengdian, which we anticipate will generate a very attractive return on invested capital, resulting in a short payback period. Our existing cash balances plus strong cash flow provide us with the ability to fund continued growth. ”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Tianli Agritech, Inc.
Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net